Exhibit 99.1
AMENDMENT TO BOYKIN LODGING COMPANY LONG-TERM INCENTIVE PLAN
          This AMENDMENT TO BOYKIN LODGING COMPANY LONG-TERM INCENTIVE PLAN (this “Amendment”) is dated as of June 20, 2006.
RECITALS:
          WHEREAS, Boykin Lodging Company, an Ohio corporation (the “Company”), has adopted a Long-Term Incentive Plan (the “Plan”) for the benefit of its key employees; and
          WHEREAS, the Company desires to amend the Plan in connection with the execution of the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP (“Parent”), Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P. (the “Merger Agreement”), and the consummation of the transactions contemplated thereby;
          WHEREAS, the Company desires to amend the Plan to provide for the cancellation of each stock option outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) with an exercise price of greater than $11.00 per common share;
          WHEREAS, the Company desires to provide for a cash payment with respect to each stock option outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) with an exercise price of less than $11.00 per common share; and
          WHEREAS, the Company also desires to remove any risk of forfeiture of the outstanding Restricted Shares under the Plan in connection with consummation of the transactions contemplated by the Merger Agreement.
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Plan.
          2. Change in Control Price. Section 11(d) of the Plan is hereby amended to insert the following as the last sentence thereof:
“Notwithstanding anything to the contrary contained in this Section 11(d), for purposes of the Change in Control caused by the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P., the Change in Control Price shall be $11.00 per common share.”
          3. Payment with Respect to “In-the-Money” Options. Each Stock Option outstanding immediately prior to the Effective Time of the transactions contemplated by the Merger Agreement with an exercise price of less than $11.00 per common share shall be cancelled, effective as of the Effective Time, in exchange for a lump sum cash payment from

Parent to the holder of such Stock Option in an amount equal to the excess, if any, of the Change in Control Price (i.e., $11.00) over the applicable per share exercise price of such Stock Option.
          4. Cancellation of “Under Water” Options. Each Stock Option outstanding immediately prior to the Effective Time of the transactions contemplated by the Merger Agreement with an exercise price of greater than $11.00 per common share shall be and hereby is cancelled, effective as of the Effective Time, with no cash payment to the holder thereof.
          5. Vesting of Restricted Shares. Notwithstanding anything to the contrary in any restricted share award agreement evidencing a grant of Restricted Shares under the Plan, at the Effective Time, all Restricted Shares shall vest and all restrictions on forfeiture contained therein shall lapse.
          6. Cash Dividends Payable on Restricted Shares. Notwithstanding anything to the contrary in the Plan or any restricted share award agreement evidencing a grant of Restricted Shares under the Plan, any dividend or distribution declared by the Company in contemplation of the transactions contemplated by the Merger Agreement will be payable to the holders of Restricted Shares in cash.
          7. Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Plan shall remain in full force and effect and unmodified hereby.